 Exhibit 10.4

COST REIMBURSEMENT CONSORTIUM RESEARCH AGREEMENT

This COST REIMBURSEMENT CONSORTIUM RESEARCH AGREEMENT (this "Agreement") is made by and between Doheny Eye Institute ("DEI"), a California nonprofit public benefit corporation, located at 1450 San Pablo Street #3000, Los Angeles, CA 90033 and Second Sight Medical Products, Inc. ("SSMP"), a California corporation, with its principal place of business at 12744 San Fernando Road, Building 3, Sylmar, CA, 91342, as of June 1, 2006 (the "Effective Date").

WHEREAS, scientists at DEI have been working in collaboration with SSMP and the University of Southern California ("USC") scientists to test and support the development of microelectronic visual prosthetic implants and related external support systems (the "Research Products");

WHEREAS, DEI and SSMP previously entered into a Research Agreement dated April 9, 2002 (the "Prior Agreement") concerning certain prior work performed in pursuit of the foregoing collaboration; and

WHEREAS, DEI and SSMP believe that continuing the foregoing collaboration through the research programs contemplated by this Agreement is of mutual interest and benefit to the parties and will further the instructional and research objectives of DEI in a manner consistent with its status as a nonprofit, tax-exempt institution;

NOW, THEREFORE, the parties hereto agree as follows:

1.        STATEMENTS OF WORK.

a.           Current Research Projects.  DEI agrees to use c01mnercially reasonable efforts to perform the research projects relating to the Research Products (each a "Research Project") set forth in each of the Statements of Work (each an "SOW") attached hereto. The parties acknowledge that the SOW for the first Research Project is set forth under Exhibit A-1 and that such Research Project is being funded by an NIH - Bioengineering Research Partnerships ("BRP") grant number R01 EY012893-06A1, entitled "Research/Development of Artificial Retinas for the Blind," awarded to Principal Investigator Robert Greenberg of SSMP, as set forth in that certain Notice of Grant Award issued November 2, 2006.

b.           Additional Research. The parties may agree to work on one or more additional Research Projects from time to time by preparing a separate SOW for each such additional Research Project signed by both parties that sets forth, at a minimum, the scope of such Research Project, the Period of Performm1ce (as defined in Section 3 below), the cost estimates, projected budget, or other consideration to be paid, timetable, reporting, and such other information as is set forth for the first SOW attached hereto as Exhibit A-1, to the extent applicable. Each new SOW shall be attached as a separate Exhibit A-"X" to this Agreement.

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c.           Revisions. The parties understand and acknowledge that, from time to time, the parties may desire to revise the scope, timetable, Period of Performance, reporting, or other requirements of any Research Project set forth in the applicable SOW. Any such revisions shall be made only by mutual written agreement signed by both parties amending the applicable SOW. In addition, the cost estimates and/or projected budget for any Research Project may be revised as provided in Section 5 below. SSMP shall promptly report any such revision to the NIH or other applicable agency funding any Research Project hereunder, or obtain the NIH's or such agency's consent to any such revision, in each case to the extent required by the rules governing the applicable grant, including without limitation any Special Conditions or the NIH Grants Policy Statement, as each such tem1 is defined in Section 8 below.

d.           Materials. SSMP shall use reasonable commercial efforts to provide to DEI such devices and other materials as may be set forth in each SOW.

2.           PRINCIPAL INVESTIGATOR ("PI").

Each Research Project will be supervised by a PI identified in the applicable SOW. The PI for the Research Project set forth in Exhibit A-1 initially shall be Mark Humayun, M.D., Ph.D. If for any reason no specified person is able to continue to serve as a PI for a particular Research Project and a successor PI acceptable to both DEI and SSMP is not available, either the affected SOW or, if all SOWs are affected, this Agreement, may be terminated by either party, as provided in Section 21.d. below. The parties may include in each SOW a list of the DEI Personnel (as defined below) the parties anticipate will work on the Research Project covered by that SOW as of the effective date of the SOW for informational purposes only; the parties acknowledge that not all DEI Personnel listed in an SOW may work on the applicable Research Project and that DEI Personnel who are not listed in an SOW may work on the applicable Research Project. For purposes of this Agreement, "DEI Personnel" means those persons who DEI treats as employees for state m1d federal tax reporting purposes, regardless of whether or not such persons receive additional compensation from other parties, including but not limited to USC. For avoidance of doubt, DEI Personnel includes, without limitation, the following people: Mark Humayun, James Weiland, Rajat Agrawal, Alan Horsager, Lucien Laude, Konstantin Kolev Brooke Bassinger, Adrian Rowley, Lindy Yow, Gerald Chader, Saloomeh Saati, Sonia Cisneros, Luiz Lima, Naoki Matsuoka and Hossein Ameri. Dilek Guven was a former employee of DEI (employed from 7/8/02- 6/23/04) Gilda Fujii, was a former employee of DEI (employed from 9/12/01- 6/30/04), Ricardo Freda was a former employee of DEI (employed from 12/1/03- 9/1/06), Eugene De Juan was a former employee of DEI (employed from 8/16/01- 10/10/05) and Ashish Ahuja was a fom1er USC graduate student (from 711/05 to 5/31107) all of whom shall be considered DEI Personnel for inventions made during their employment and student status, respectively.

3.         PERIOD OF PERFORMANCE.

Each SOW shall set forth the period of performance for the Research Project to be conducted pursuant thereto (each a "Period of Performance"). Each Period of Performance will be subject to renewal or extension only by mutual written agreement of both parties as provided in Section l.c.; DEI shall not be required to perform any Research Project beyond the applicable Period of Performance without its prior written agreement.

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4.            REPORT OF WORK.

Progress reports for each Research Project will be prepared by the applicable PI in accordance with the terms of the applicable SOW and shall be due to SSMP on the schedule set forth in the applicable SOW. SSMP shall provide DEI with written acceptance of each such report within thirty (30) days of receipt thereof, or provide specific grounds for non-acceptance. SSMP warrants that all reports submitted by DEI to SSMP will then be submitted to the NIH or other applicable agency to the extent required by the grant funding the Research Project to which the report pertains.

5.           REIMBURSEMENT OF COSTS.

In consideration of the services to be performed by DEI in connection with each Research Project, SSMP will reimburse DEI for all direct and indirect costs incurred in the performance of such services, which costs for each Research Project shall not exceed the total estimated cost for such Research Project as may be set forth in the applicable SOW without written authorization from SSMP. In the event the direct and indirect costs incurred in the performance of any Research Project exceed the total estimated cost for such Research Project or any other change in the projected budget is required by DEI to complete the Research Project, and SSMP does not authorize additional reimbursement of DEI's costs or any such change, DEI shall have the option to immediately terminate the applicable SOW or, if all SOWs are affected, this Agreement, as provided in Section 21.e. below.

6.         COST PAYMENTS.

a.           Invoices.  Payments made by SSMP under Section 5 will be made on receipt of monthly invoices from DEI itemized according to the budget detail shown in the applicable SOW. DEI shall submit invoices not more frequently than on a monthly basis for costs incurred to the date of the invoice. Each invoice must show the amounts expended in the current period, and cumulatively to date by line item budget categories. Invoices shall be supported by a written record indicating DEI Persom1el working on the applicable Research Project including hours worked by each DEI Personnel, and copies of invoices or receipts for all costs amounting to more than $1,000 in a given month. Due to this additional effort, SSMP agrees to reimburse DEI $30.00 per hour for generating said written records (not to exceed $3,600 per year). If additional information or documentation is required in connection with any invoice, it shall be specified elsewhere in this Agreement or in the applicable SOW. SSMP will pay all invoices within thirty (30) days of the date of an invoice, provided invoices are for work performed not more than 60 days prior to the invoice date. SSMP shall have additional time to review invoices equal to the period any invoice is delayed beyond 60 days after the date work is preformed. A sample invoice will be attached to each SOW. All payments under this Agreement shall be made in U.S. dollars. Invoices should be submitted to:

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Kathy London

Director, Finance & Administration

Second Sight Medical Products, Inc.

12744 San Fernando Road, Bldg 3

Sylmar, California 91342

b.           Foreign Currency. If any currency conversion shall be required in connection with the reimbursement of any costs or payment of any royalties or other an1ounts hereunder, such conversion shall be made by using the current exchange rate reported in the Wall Street Journal on the last business day of the reporting period to which such reimbursement or payments relate.

c.           Late Payments. If SSMP fails to pay the full amount of any invoice submitted hereunder, the unpaid amounts will accrue a late fee daily equivalent to one percent (1%) per month (or, if lower, the maximum rate permitted by applicable law) from the date initially due until the date actually paid. Said late fees are to be paid by SSMP with non-NIH funds and are in addition to the contract ceiling.

d.           Disputes. SSMP acknowledges that DEI is subject to OMB Circulars A-110 and A-133. If there is a dispute regarding any invoice and the total amounts invoiced do not exceed the total authorized, SSMP shall pay the invoice and the parties will work diligently to resolve the dispute. The parties agree to submit any unresolved dispute to binding arbitration in accordance with Section 24.b. below. After agreement is reached or arbitration completed, DEI will return to SSMP any funds that were agreed or found to be improperly charged within thirty (30) days. If DEI is found by the arbitrator to have invoiced SSMP in bad faith, the refunded amounts will be subject to the late payment provisions of Section 6.c. above. If the parties are unable to resolve a dispute, either party shall have the right to bring any billing or other disputes arising hereunder to the attention of the NIH or other applicable agency funding a Research Project hereunder, provided that the other party is already on notice of such dispute.

7.        COST RECORDS AND AUDITS.

All costs incurred in DEI's performance of this Agreement will be subject to audit in accordance with this Section 7 and OMB Circulars A-110 and A-133 to the extent applicable. SSMP agrees to cooperate with DEI in all respects to enable compliru1ce with such OMB Circulars. SSMP may, upon no less than thirty (30) days prior written notice to DEI and not more than once per calendar year during the term of this Agreement, cause a mutually agreed upon independent Certified Public Accountant to inspect the records of DEI during normal business hours reasonably related to the calculation of the reported costs. The fees and expenses charged by such Certified Public Accountant in connection with such inspection shall be paid by SSMP. Both parties shall be entitled to receive copies of the reports of the auditors. Should any such audit result in disallowances, SSMP shall determine whether or not the disallowances will be accepted or appealed. In the event that the disallowances are sustained, DEI will return to SSMP any funds which are disallowed and which have already been paid. Nothing in this Section, however, shall prevent a party from pursuing any and all administrative and judicial remedies that may be available and permitted by this Agreement. SSMP agrees to maintain the confidentiality of any and all audit proceedings, findings, reports, and corrective actions.

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8.        CONDITIONS OF GRANTS.

a.           NIH Grants Policy Statement & Special Conditions.   To the extent any Research Project is funded by a grant from the NIH, the parties agree to comply with the public policy requirements included in the NIH Grants Policy Statement as amended as of the Effective Date (the "NIH Grants Policy Statement") to the extent applicable to such Research Project, including without limitation with respect to: (1) debarment and suspension; (2) drug-free workplace; (3) lobbying; (4) financial conflict of interest (including without limitation 42 C.P.R. Part 50, Subpart F, "Responsibility of Applicants for Promoting Objectivity in Research for Which PHS Funding is Sought"); (5) research misconduct and instruction in the responsible conduct of research; (6) delinquent federal debt; (7) human pluripotent stem cell research; (8) human subjects; (9) research on transplantation of fetal tissue; (10) ve1iebrate animals; (11) inclusion of women, children, and minorities in clinical research; (12) age discrimination; (13) civil rights; (14) sex discrimination; and (15) handicapped individuals; in each case to the extent applicable to each Research Project. In addition, the parties agree to comply with any "Special Conditions of the Prime Award" ("Special Conditions") that may be applicable to the NIH grant funding any such Research Project (if ally). Except as may be expressly stated in this Agreement or any applicable SOW, the administrative policies of DEI shall govern the administration of each Research Project hereunder, in accordance with the NIH Grants Policy Statement (if applicable) and any applicable Special Conditions. Without limiting the generality of the foregoing, the parties agree that DEI's financial conflict of interest requirements shall apply to all of the PI's who are DEI personnel hereunder.

b.           Carry Forward.   SSMP agrees to carry forward unexpended funds to the subsequent budget period.

c.           Other Grants. If any Research Project is funded by a grant from a governmental or other agency other than the NIH, the parties agree to comply with the terms of any such grant.

d.           Conflicts. In the event of any conflict between this Agreement, on the one hand, and any mandatory provisions of the Special Conditions, the NIH Grants Policy Statement, and/or any other applicable grant, on the other, such mandatory provisions of the Special Conditions, the NIH Grants Policy Statement, and/or such grant shall take precedence, with the Special Conditions taking precedence over the NIH Grants Policy Statement in the event of any conflict between them.

9.        ROYALTIES.

a.           Royalty Rate. In consideration of the rights granted to SSMP in Section 15.g below, SSMP shall pay DEI a cash royalty on all Net Sales of Licensed Products (as defined in Section 9.b. below), payable on a monthly basis in an amount equal to 0.5% of Net Sales. The foregoing royalty shall be in lieu of, rather than in addition to, any royalty under the Prior Agreement, such that the total royalty owed DEI by SSMP shall not exceed 0.5% of Net Sales.

b.           Definitions.         For purposes of this Agreement, the following terms, when used herein with initial capitalization, shall have the following meanings:

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(1)         "Net Sales" shall mean all monetary amounts and other things of value received by any of the SSMP Parties (as defined below) from the manufacture, use, sale, lease, or license of Licensed Products (as defined below), including without limitation advances, fees, royalties, milestone payments, and gross sales revenues, less only reasonable trade discounts, broker and agent fees, refunds, retums and recalls, taxes (U.S. sales tax, foreign taxes incident to sale, but excluding income taxes) and reasonable freight and transportation charges, in each case only to the extent such amounts are actually allowed or paid by any of the SSMP Parties and otherwise would be includable in Net Sales hereunder. In the event that the applicable product sold is a system comprising a combination of one or more Licensed Products and other components, Net Sales for purposes of Section 9.a. above shall be calculated by multiplying the Net Sales of the system by the fraction A/B, where 'A' is the fully burdened standard manufacturing cost of the Licensed Products, and 'B' is the fully burdened manufacturing cost of the entire system. Net Sales shall exclude sales of Licensed Products by any SSMP Parties to each other. SSMP will provide with each monthly payment, a written report to DEI of the amount of Licensed Products manufactured, sold, used, leased or licensed by any of the SSMP Parties, the expenses and charges relevant to calculating Net Sales, and all other information relevant in calculating the royalties due to DEI as a result of Net Sales by any of the SSMP Parties.

(2)         "Affiliate" means, with respect to a party, any person or entity that Controls, is Controlled by, or is under common Control with, such party. For purposes of the previous sentence, "Control" means: (i) with respect to an entity, the direct or indirect ownership of more than fifty percent (50%) of the voting securities, general partnership interests, profits interests, membership interests, or other equivalent ownership interests of or in such entity, or the power to direct or cause the direction of the management or policies of such entity, whether by ownership of voting securities, by contract, or otherwise; and (ii) with respect to a person, the power to control the affairs of such person, whether through an employment relationship or other contractual relationship.

(3)         "SSMP Parties" means SSMP and its Affiliates and sublicensees, or any of their respective permitted assigns or successors in interest.

(4)         "Licensed Products" shall mean any Research Products, materials therefor, or components thereof, the manufacture, use, importation, distribution, sale or other exploitation of which would constitute infringement or misappropriation of any DEI IP, and/or Joint IP (as each such term is defined below) but for the license, whether exclusive or non-exclusive, to SSMP of any DEI IP or Joint IP pursuant to Section 15.g. below or for SSMP's ownership interest in any Joint IP pursuant to Section 15.b. below. For the avoidance of doubt, Licensed Products do not include, and the license granted to SSMP in Section 15.g below does not extend to, any products, materials, or components not constituting microelectronic visual prosthetic implants, related external support systems, materials therefor, or components thereof.

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10.      ROYALTY RECORDS AND AUDITS.

SSMP shall make and retain, for a period of three years following the period of each report required by Section 9 above, true, accurate, and complete records, files, and books of account containing all the data reasonably required for the full computation and verification of sales of Licensed Products and other information required by Section 9, as well as of compliance with this Agreement. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. SSMP shall permit the inspection and copying of such records, files and books of account by DEI or its agents during regular business hours upon ten (10) business days' written notice to SSMP. DEI shall keep all information inspected confidential as Confidential Information under Section 12 of this Agreement. Such inspection shall not be made more than once each calendar year. SSMP shall pay any unpaid or underreported royalties or other amounts identified in such inspection promptly upon request. All costs of such inspection and copying shall be paid by DEI, unless the amounts actually paid by SSMP are determined to be less than ninety-five percent (95%) of the amount payable under this Agreement in any consecutive twelve (12) month period, in which case SSMP shall immediately pay the reasonable fees and expenses for such inspection, along with the an1ount of such underpayment plus interest at an annual rate of eleven percent (11%). SSMP shall include in any agreement with any other SSMP Parties which permits such party to make, use, sell, license, or lease the Licensed Products, a provision requiring such party to retain records of sales of Licensed Products and other information as required by Section 9 and as required to verify compliance with such agreement, and to permit DEI to inspect such records as required by this Section.

11.        TITLE TO EQUIPMENT.

Title to equipment purchased by DEI pursuant to the terms of this Agreement or any SOW shall vest in DEI upon acquisition, except that, with respect to any equipment purchased with funds from a grant provided by the NIH, the NIH may have the right to require transfer of title to the equipment with an acquisition cost of $5,000 or more to the U.S. Government or to an eligible third party named by the NIH awarding office under the conditions specified in 45 C.P.R. 74.34(h). If the NIH has such a right, the NIH may exercise such right within one hundred twenty (120) days of the completion or termination of the applicable grant or within one hundred twenty (120) days of receipt of an inventory, as provided in 45 C.P.R. 74.34(h)(2), whichever is later.

12.         CONFIDENTIAL INFORMATION.

a.           Disclosure. Either party (in that capacity, the "Discloser") may disclose information to the other party (in that capacity, the "Recipient") about the Discloser's business, finances, technology, persom1el, collaborators, clients, suppliers, licensors, or licensees that derives independent economic value from not being generally known or is otherwise of a proprietary and confidential nature and that: (i) if disclosed other than orally or by inspection, is clearly marked as "confidential" or "proprietary"; (ii) if disclosed orally or by inspection, is identified by the Discloser as being "confidential" or "proprietary" at the time of initial discloser to the Recipient and, within thirty (30) days of disclosure, confirmed in writing as such (with sufficient specificity to reasonably identify such information); or (iii) otherwise, by the nature of the circumstances surrounding the disclosure, ought to be understood by the Recipient in good faith to be treated as confidential (collectively, "Confidential Information").

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b.           Obligations.   The Recipient agrees to accept the disclosure of Confidential Information and to employ all reasonable efforts to maintain the Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by the Recipient to preserve and safeguard its own Confidential Information of a similar nature. The Recipient shall not use or copy any Confidential Information of the Discloser except to the extent necessary to perform its obligations and exercise its rights under this Agreement. The Recipient shall not disclose or otherwise reveal the Confidential Information to any third party except: (i) as required as part of a patent application or patent when a patent is to be pursued under the terms of this Agreement; (ii) on a "need to know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors; (iii) to other participants in a grant funding any Research Project hereunder, who are identified in an SOW as such (each a "Grant Participant") to the extent it is necessary for a party to disclose information in furtherance of the Research Project under such grant and provided that such Grant Participant has signed a confidentiality agreement with the Recipient at least as protective of the Discloser's Confidential Information as this Section and has been advised by the Recipient of the confidential nature of the Confidential Information and that the information shall be treated accordingly; (iv) pursuant to any applicable DEI compliance programs; and (v) to employees and independent contractors of the Recipient and its Affiliates who have a need to know the information, provided that such employees and independent contractors have entered into a confidentiality agreement with the Recipient at least as protective of the Discloser's Confidential Information as this Section and have been advised by the Recipient of the confidential nature of the Confidential Information and that the information shall be treated accordingly.

c.           Exceptions. The Recipient's obligations under this Section shall not extend to any part of the Confidential Information that:

(1)         can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure;

(2)         can be demonstrated from bona fide written, dated records to have been, prior to initial disclosure by the Discloser, in the Recipient's possession free of any confidentiality obligation or readily available to the Recipient from another source not under any confidentiality obligation;

(3)         becomes part of the public domain or otherwise publicly known by publication or other means, not due to any unauthorized act by the Recipient nor any act of another third party which Recipient should have known was unauthorized, but only from and after such time as such Confidential Information becomes publicly known; or

(4)         is the same as information that can be demonstrated from bonafide written, dated records to have been developed by or for the Recipient without access or reference to Discloser's Confidential Information.

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d.           Required Disclosures.   This Agreement shall not prohibit the Recipient from disclosing any Confidential Information of the Discloser to the extent required by a court, administrative agency, or other tribunal of competent jurisdiction, or otherwise to the extent required by applicable law, provided however that in such case the Recipient shall promptly inform the Discloser of any such obligation so that the Discloser may seek a protective order or other legal remedy, cooperate with the Discloser in pursuing any such remedy, and disclose only that portion of the Confidential Information that, in the opinion of its legal cmmsel, is required to be disclosed.

e.           Survival.   The obligations of this Section shall extend five (5) years after the expiration or termination of this Agreement, unless such obligations are terminated earlier pursuant to Section 12.c. above.

13.       DATA AND PUBLICATIONS.

The parties shall jointly own and shall be free to reproduce, publish, and use for any lawful purpose, any data produced by the Research Projects, subject to the publication requirements set forth in this Section 13. Each party will be free to publish the results of any and all Research Projects under this Agreement after providing a copy of each proposed publication to the other party at least thirty (30) days prior to the submission for publication for the other party to review the publication alld provide any comments. If a party reasonably believes that a disclosure of patentable material is contained in the proposed publication, the parties will work together to protect to the extent reasonably practicable any potentially patentable subject matter prior to such publication in a manner consistent with Section 15 below. The parties shall delay such publication to the extent reasonably necessary to protect such potentially patentable subject matter, such delay not to exceed thirty (30) days in the case of subject matter the patent prosecution of which is not under DEI's control hereunder. Further, each party shall have the right to redact from any publication its Confidential Information to the extent the publishing party has all obligation to keep it confidential pursuant to Section 12 above. Any publication resulting from work performed under this Agreement shall acknowledge the contributions of DEI and the support of the NIH or other grant awarding agency (if applicable) and SSMP. For the avoidal1ce of doubt, any and all publications related to the Research Products shall be subject to review and approval under this paragraph.

14.         USE OF NAMES.

The parties agree that neither party will use the name, trademark, or other proprietary designation of the other party, or any abbreviation thereof, or the nan1e of the persom1el of the other party (it being acknowledged that the PIs are DEI Personnel as of the Effective Date) in any news release, publicity release, advertisement, or other public disclosure in any manner expressing or implying any endorsement by, or affiliation with, the other party or its personnel without the prior written approval of the other party. This Section 14 shall not be construed to prohibit: (a) either party from publicly disclosing the parties' relationship hereunder as reasonably necessary for obtaining patent or other IP Rights (as defined below) or regulatory or other governmental approvals in any country; (b) DEI from disclosing that SSMP or any applicable grant is the source of funding for any Research Projects to the extent reasonably necessary for DEI to comply with any reporting or compliance policies; or (c) either party from making any other disclosure to the extent required by any applicable statute, regulation, order, rule, or other law.

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15.         INTELLECTUAL PROPERTY.

a.           DEI IP.

(1)    As between the parties, DEI shall exclusively own all right, title, and interest throughout the world in and to the DEI IP (as defined herein). As used herein, "DEI IP" means: (i) any inventions (including without limitation any "subject invention" as that term is defined in 37 C.F.R. 401.14), discoveries, biological material, works of authorship, trade secrets, know- how, trademarks, and other technology and innovations (collectively, "Innovations") relating to the Research Products, which Im1ovations are Developed (where, to "Develop" means to conceive, reduce to practice, write, create, or otherwise develop) during the period commencing on the Effective Date of this Agreement and ending on the Termination Date of this Agreement (as defined in Section 21 below) solely by DEI Personnel who are identified on a DEI invoice as having worked on a Research Project, who are identified in Section 2 of this Agreement, or who have obtained Confidential Information of SSMP concerning the Research Products, the Pre- existing SSMP IP, other DEI IP, and/or the Joint IP, whether Developed by DEI alone or jointly with third parties, and any resulting patent, copyright, trademark, mask work, industrial design, or other intellectual property or proprietary rights ("IP Rights") associated therewith; and (ii) any Innovations Developed prior to the Effective Date of this Agreement solely by DEI Personnel and any resulting IP Rights associated therewith, solely to the extent such Innovations and IP Rights constitute "DEI IP" as defined in the Prior Agreement (the "Prior DEI IP").

(2)     DEI shall promptly report the Development of any DEI IP or any other Im1ovations relating to the Research Products Developed by the DEI Personnel described above to SSMP in writing during the term of this Agreement and for one hundred eighty (180) days (the "Follow-On Period") following the Termination Date. DEI IP licensed in 15g. shall include inventions made during the Follow-On Period directly resulting from SSMP Confidential Information or SSMP funded research. DEI shall have the burden of proof to demonstrate that inventions Developed during the Follow-On Period are not DEI IP. For the avoidance of doubt, except for the Prior IP, the DEI IP shall not include Innovations developed by DEI Personnel who have not been identified on a DEI invoice or SOW as having worked on a Research Project, who are identified in Section 2 of this Agreement, or who have not obtained any Confidential Information of SSMP concerning the Research Products, the Pre-existing SSMP IP, and/or the Joint IP, which Innovations the parties acknowledge are not governed by this Agreement or the Prior Agreement.

(3)     If DEI jointly Develops (or reasonably anticipates jointly Developing) any DEI IP together with one or more third parties (including without limitation Premitec, Inc.), then DEI will use commercially reasonable efforts to agree with such third parties that such DEI IP will be jointly owned by all contributing parties on terms consistent with this Section 15, including but not limited to, the license granted to SSMP in Section 15.g. If, despite such conm1ercially reasonable efforts, DEI is unable to agree with any such third party on terms consistent with this Section 15, then this Section 15 (including but not limited to the license granted to SSMP in Section 15.g.) shall apply only to the portion of such DEI IP developed by DEI Personnel and therefore, actually owned or controlled by DEI and only to the extent of such ownership or control, provided however that DEI may not, without SSMP's prior written consent, assign or exclusively license its portion of any such DEI IP for commercial purposes to any third party who does not agree to be bound by the license granted to SSMP in Section 15.g. below with respect to such DEI IP.

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(4)    The parties hereby acknowledge that DEI has jointly Developed with Johns Hopkins University ("JHU"), and jointly owns with JHU, certain Im1ovations relating to the Research Products and described in U.S. Patent Application No. 11/540,899, filed September 29, 2006 and entitled "Microelectrode System for Neuro-Stimulation and Neuro-sensing and Microchip Packaging." DEI has not obtained JHU's agreement to terms consistent with this Section 15. Accordingly, this Section 15 shall apply only to DEI's portion of such Innovations and the IP Rights associated therewith.

b.  Joint IP.

(1)    As between the parties, all Joint IP (as defined herein) shall be owned jointly by DEI and SSMP subject to the terms hereof The parties shall not use, license or otherwise exploit any Joint IP, unrelated to the Research Products, without first giving notice to the other and negotiating in good faith to exploit such IP in a mutually advantageous manner. As used herein, "Joint IP" means: (i) Innovations Developed during the period commencing on the Effective Date of this Agreement and ending on the Termination Date of this Agreement jointly by SSMP personnel and DEI Personnel who are identified on a DEI invoice as having worked on a Research Project, who are identified in Section 2 of this Agreement, or who have obtained Confidential Information of SSMP concerning the Research Products, the Pre-existing SSMP IP, the DEI IP, and/or the Joint IP and all resulting IP Rights associated therewith; and (ii) any Innovations Developed prior to the Effective Date of this Agreement jointly by SSMP personnel and DEI Persom1el, and any resulting IP Rights associated therewith, solely to the extent such Innovations and IP Rights constitute "Joint IP" as defined in the Prior Agreement (the "Prior Joint IP").

(2)     If SSMP and DEI jointly Develop (or reasonably anticipate jointly Developing) any such Joint IP together with one or more third parties (including without limitation Premitec, Inc.), then SSMP and DEI will work together, using commercially reasonable efforts, to agree with each such third party that such Joint IP will be jointly owned by all contributing parties on terms consistent with this Section 15, including but not limited to, the license granted to SSMP in Section 15.g. If, despite such commercially reasonable efforts, the parties are unable to agree with any such third party on terms consistent with this Section 15, then this Section 15 (including but not limited to the license granted to SSMP in Section 15.g.) shall apply only to the portion of such Joint IP developed by DEI Personnel and SSMP, and, therefore, owned or controlled by DEI and SSMP, and only to the extent of such ownership or control.

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(3)     In the case of any such third party who is a Grant Participant, SSMP shall use reasonable commercial efforts to enter into a written agreement with each such Grant Participant consistent with the terms of this Section 15. Such agreement also shall provide that, in the event DEI and such Grant Participant jointly Develop any Innovations in the course of the Project without contribution from SSMP, DEI and such Grant Participant shall own such Innovations and associated IP Rights on terms consistent with the terms of this Section 15. If, despite such commercially reasonable efforts, SSMP is unable to enter into an agreement consistent with the terms of Section 15, then this Section 15 (including but not limited to the license granted to SSMP in Section 15.g. below) shall apply only to that portion of any such Innovations and associated IP Rights that is actually owned and controlled by DEI under such agreement and only to the extent of such ownership and control. SSMP shall furnish to DEI promptly upon request the relevant excerpts from any such consortium agreement so that DEI may confirm SSMP's compliance with this Section 15 except to the extent SSMP is unable to obtain permission from such Grant Participant to do so after using commercially reasonable efforts to obtain it.

c.  Protection.

(1)    DEI agrees to cause patent applications to be filed and prosecuted, and patents maintained, in its name, and at SSMP's sole expense, on any DEI IP that, in DEI's reasonable judgment, is patentable. DEI shall use patent counsel reasonably acceptable to SSMP for such purposes. DEI shall promptly notify SSMP of its intent to file a patent application on any such DEI IP and shall provide SSMP a copy of any such patent application. If, after notification of DEI's intent to file a patent application on DEI IP, SSMP declines to support said filing, or if SSMP declines to support any prosecution or maintenance costs associated with any such application or patent issued thereon, DEI may file, prosecute, or maintain (as applicable) such patent application or patent (as applicable) at its own expense and SSMP shall have no further license or other rights in such patent application or patent or in the DEI IP covered by such patent application or patent. If rights in any DEI IP reasonably may be jeopardized by any anticipated failure or delay by DEI in prosecuting any patent applications it has filed, then SSMP may instruct DEI to correct such failure or delay, or, if DEI is unable or unwilling to do so, DEI will give SSMP the right to instruct DEI's prosecution counsel to do so. The parties shall cooperate in determining whether and how DEI will protect any non-patentable DEI IP (e.g., copyrights, trademarks), provided that all such protection shall be at SSMP's sole expense and that if SSMP declines to support any particular intellectual property protection strategy proposed by DEI, DEI may pursue such strategy at its own expense and SSMP shall have no license or other tights in any DEI IP covered by such strategy. DEI shall keep SSMP reasonably informed of any developments relating to the filing, prosecution, or maintenance of any patent applications, patents, or other forms of protection of IP Rights in any DEI IP to which SSMP has any rights hereunder. For the avoidance of doubt, this paragraph shall not apply to any DEI IP or portion thereof not developed by DEI Personnel and, therefore, is not owned and controlled by DEI as provided in Section 15.a. above and is subject to the rights of any third parties owning and controlling such DEI IP or portion thereof as contemplated therein.

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(2)    SSMP shall keep DEI reasonably informed of any developments relating to the filing, prosecution, or maintenance of any patent applications, patents, or other forms of protection of IP Rights in any Joint IP or any other Innovations relating to any Research Products, whether such Innovations are Developed by SSMP alone or jointly with third parties. Such information shall be provided to DEI when both SSMP and DEI reasonably believe that DEI Personnel may be co-inventors, including, but not limited to, surgical techniques. SSMP agrees to cause patent applications to be filed and prosecuted, and any patents maintained, in both parties' names, and at SSMP's sole expense, on any patentable Joint IP. SSMP shall use patent counsel reasonably acceptable to DEI for such purposes. SSMP shall promptly notify DEI of its intent to file a patent application on any Joint IP and shall provide DEI a copy of any such patent application, if possible, at least thirty (30) days before such application is filed for DEI's review and comment. If SSMP declines to file or prosecute a patent application, or to maintain any patent issued thereon, for any Joint IP, DEI may file, prosecute, or maintain (as applicable) at its own expense, and SSMP shall have only a non-exclusive license in, such patent application or patent (as applicable) or the Joint IP covered by such patent application or patent. All of SSMP's ownership rights in such Joint IP shall be assigned to DEI automatically upon such decline. The parties shall cooperate in determining whether and how SSMP will protect any non-patentable Joint IP (e.g., copyrights, trademarks), provided that all such protection shall be at SSMP's sole expense and that if SSMP declines to suppm1 any particular intellectual property protection strategy proposed by DEI, DEI may pursue such strategy at its own expense and SSMP shall have only a non-exclusive license in any DEI IP covered by such strategy. All of SSMP's ownership rights in such Joint IP shall be assigned to DEI automatically upon such decline.

d.  Enforcement.

Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected regarding any DEI IP or Joint IP in which SSMP has any rights hereunder. As long as the license granted in Section 15.g. below remains exclusive, SSMP shall have the sole right to enforce any patent included within the DEI IP or Joint IP covered by such license against any alleged infringement thereof and shall at all times keep DEI informed as to the status thereof. If SSMP chooses to enforce such patents, it may, in its reasonable judgment and at its own expense, take steps to control, settle, and defend such suits in a manner consistent with the terms and provisions hereof (and that does not jeopardize the validity of the patent at issue without the written consent of DEI) and recover for the parties' account any damages, awards, or settlements resulting therefrom. The right to sue for infringement shall not be used by SSMP in an arbitrary and capricious manner, and DEI may not be named a party in any litigation to enforce or defend any DEI IP or Joint IP or as a party to any settlement without its prior written consent. DEI shall reasonably cooperate in any such litigation, and may retain outside counsel in connection therewith, at SSMP's sole expense. Any royalties, license fees, or other amounts recovered by SSMP shall be deemed to be Net Sales hereunder, and SSMP shall pay royalties to DEI on such Net Sales as provided in this Agreement. Notwithstanding anything to the contrary herein, if SSMP does not analyze and notify any alleged infringers within one year of notification of any infringement, or if SSMP does not file suit against any alleged infringers or fails to resolve any infringement by license or otherwise within two years of any such notification, DEI may enforce such patents and be entitled to any recovery. SSMP shall reasonably cooperate in any such enforcement effort. For the avoidance of doubt, this paragraph shall not apply to any DEI IP, Joint IP, or portion thereof not developed by DEI Personnel or SSMP and, therefore, is not owned and controlled by DEI and/or SSMP as provided in Sections

15.a. and 15.b. above and is subject to the rights of any third parties owning and controlling such

DEI IP, Joint IP, or portion thereof as contemplated therein.

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e.         Pre-existing SSMP Intellectual Property. Each party retains all IP Rights that it may have as of the Effective Date, subject to the license granted to DEI in Section 15.f. below, and the licenses granted to SSMP under 15.g. below. Without limiting the generality of the foregoing, the parties acknowledge that SSMP is the exclusive licensee of U.S. Patent 5,109,844, entitled Retinal Microstimulation, U.S. Patent 5,935,155, entitled Visual Prosthesis and Method of Using Same, and U.S. Patent 5,944,747 entitled A Method for Preferential Outer Retinal Stimulation (collectively, the "Pre-existing SSMP IP"). SSMP believes that rights under the Pre-existing SSMP IP are necessary to complete one or more of the Research Projects.

f           License to DEI. Subject to the terms of this Agreement, SSMP grants to DEI and its Affiliates, a fully paid-up, royalty-free, worldwide, non-exclusive, non-revocable license, without the right to sublicense without SSMP's prior written consent, under the Pre-existing SSMP IP and Joint IP to conduct the Research Projects and to make, have made, use and provide materials for DEI's and its Affiliates' nonprofit clinical and internal research and educational purposes, but not to sell, distribute, or otherwise make any such materials commercially available. The license grant under Pre-existing SSMP IP is subject to rights retained by the United States Government in accordance with P.L. 96-517, as amended by P.L. 98-620, and as set forth in 37 C.F.R. Part 401.

g.         License to SSMP. Subject to the terms of this Agreement, DEI grants to SSMP a worldwide, exclusive, royalty-bearing license, with right to sublicense, under the DEI IP and the Joint IP to make, have made, use, lease, import, and sell any Licensed Products. This license (and any associated royalty obligations set forth herein) shall expire upon the termination of the last of the IP Rights in the DEI IP and the Joint IP if not earlier terminated in accordance with this Agreement. This license grant is subject to a retained right in DEI to make, have made, use and provide materials for DEI's and its Affiliates' nonprofit clinical and internal research and educational purposes, but not to sell, distribute or otherwise make any such materials commercially available. This license grant is further subject to a retained right of the United States Government in accordal1ce with P.L. 96-517, as amended by P.L. 98-620, and as set forth in 37 C.F.R. Part 401 and any other rights retained by the government. SSMP shall not use, license, or otherwise exploit any DEI IP other than pursuant to this Section 15.g. For the avoidance of doubt, the license granted in this Section 15.g. shall not apply to any DEI IP, Joint IP, or portion thereof not Developed by DEI Personnel or SSMP and, therefore, is not owned and controlled by DEI and/or SSMP as provided in Sections 15.a. and 15.b. above and is subject to the rights of any third parties owning and controlling any such DEI IP, Joint IP, or portion thereof as contemplated therein.

h.           Cooperation. The parties agree to cooperate reasonably with each other and to execute all documents reasonably necessary to vest in each party the ownership, prosecution, enforcement, and other rights in and to the DEI IP and Joint IP set forth in this Section 15 and to record and otherwise perfect such rights. Except as otherwise disclosed or provided in this Agreement, neither party believes it has entered into any agreement with any third party in conflict with this Section 15, and each party agrees that it will not enter into any agreement that such party believes to be in conflict with this Section 15 without the consent of the other party.

i.            Prior Agreement. The parties acknowledge and agree that, except as expressly set forth in this Agreement, this Agreement (and not the Prior Agreement) shall govern the parties rights and obligations with respect to the Prior DEI IP and the Prior Joint IP in all respects and the Prior Agreement shall be of no further force or effect with respect to such matters.

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16.       COMMERCIALIZATION EFFORTS.

a.           Best Efforts. SSMP warrants that it will use its best efforts to develop, make, market, sell, obtain all applicable legal and regulatory approvals, and otherwise commercialize (collectively, "Commercialize") the Licensed Products and that the Commercialization of such Licensed Products shall be in compliance with all applicable laws and regulations, including but not limited to all product liability, medical device, export, and IP Rights-related laws. Upon the request of DEI, but not more frequently than annually, SSMP shall submit to DEI a report detailing its research, regulatory approval, marketing, and product development objectives in the coming year, as well as SSMP's progress on such activities in the prior year. Such reports shall identify specific future milestones (e.g., regulatory approvals and product development goals) and information demonstrating that SSMP is providing sufficient financial and manpower resources to evidence its use of best efforts. In the event that SSMP fails to use its best efforts to Commercialize any Licensed Products in any jurisdiction, or in spite of its best efforts fails to Commercialize any Licensed Products within such jurisdiction within a commercially reasonable time, then the license set forth in Section 15.g. to SSMP from DEI shall become non-exclusive in such jurisdiction upon notice from DEI.

b.           Marking. SSMP agrees to ensure that all Licensed Products and all product literature, advertising, labels, packages, and other materials for all Licensed Products will be marked with the number of the applicable patent(s) or other IP Rights included within the DEI IP and Joint IP to which SSMP has any rights hereunder in accordance with each jurisdiction's laws regarding such IP Rights. SSMP will provide DEI with copies of any labels for such Licensed Products and of any other such materials promptly upon request.

c.           Manufacture. SSMP agrees that any and all Licensed Products sold, licensed, leased, or used within the United States of America shall be manufactured substantially in the United States of America, unless a written waiver is obtained in advance from the relevant United States federal agency.

d.           Export. SSMP acknowledges that DEI is subject to United States statutes, regulations, and other laws controlling the export of technical data, computer software, laboratory prototypes, and other technology, and that its obligations hereunder are contingent on compliance with all such laws. SSMP shall, at its own expense, obtain and or pay all import and export licenses and permits, customs charges and duty fees, if any, and shall take all other actions, if any, required to accomplish the export and import of any information provided by DEI hereunder or of any Licensed Products. To the extent required by applicable law, SSMP shall not knowingly disclose any of DEI's Confidential Information or transfer any Licensed Products or other materials: (i) to (or to a national or resident of) Cuba, Iran, Sudan, Syria, or any other country that the U.S. has embargoed, so long as an embargo exists; (ii) to anyone on the Bureau of Industry and Security's denied persons or entities lists, the U.S. Treasury Departments' specially designated nationals list, the U.S. State Department's debarred list, or any similar list of any persons, entities, or countries; or (iii) in any other manner that would violate any applicable statutes, orders, regulations, rules, treaties, or other laws.

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17.       USC

SSMP acknowledges that: (i) the PIs and other DEI Personnel also may be employees of USC; (ii) USC shall be deemed to be an Affiliate of DEI for all purposes of this Agreement; and (iii) USC may have an interest in any DEI IP or Joint IP in which DEI has any interest, and, under some circumstances, USC may have the sole interest in any DEI IP or Joint IP developed by certain DEI Personnel, in each case in accordance with agreements and arrangements between DEI and USC, which have not been disclosed to SSMP. This Agreement does not affect any such agreements or arrangements. DEI hereby warrants that it has obtained approvals from USC sufficient to grant the license herein (including with respect to the Prior DEI IP and the Prior Joint IP and including approval to grant the license in Section 15.g. above).

18.       INDEMNITY; INSURANCE.

a.           Indemnity. SSMP shall indemnify, defend, and hold harmless DEI and its Affiliates and the respective trustees, officers, directors, employees, and agents of each, from and against any and all third party claims, demands, causes of action, actions, suits, or proceedings, and from and against any and all losses, damages, judgments, settlements, liabilities, costs, and expenses, including without limitation legal expenses and attorneys' and experts' fees and costs, arising out of or relating to: (i) performance of the Research Projects; (ii) any negligence or intentional misconduct of SSMP or any breach of this Agreement by SSMP; (iii) any materials or information provided by SSMP, including, without limitation, any claim that any material or information provided by SSMP infringes upon or misappropriates any IP Rights of a third party; (iv) the death of, or injury to, any person or persons, or any damage to property, resulting from, or arising out of, the manufacture, use, handling, testing, sale, disposal, or other exploitation of any products created by any SSMP Parties; or (v) any efforts by any SSMP Parties to Commercialize or otherwise exploit any Licensed Product, DEI IP, Joint IP, or other technology or IP Rights created or licensed hereunder.

b.           Insurance. SSMP shall obtain and maintain, at its own expense, standard product liability insurance coverage, comprehensive general liability coverage and other insurance that is commonly utilized in the industry for comparable transactions naming DEI and the other indemnities set forth in subsection (a) above as additional named insured. Such policies shall: (i) be maintained with a carrier having a rating from AM Best of at least "A"; and (ii) provide protection against any claims, demands and causes of action set forth in subsection (a) above and claims, demands, and causes of action arising out of any manufacture, sale, export, license, lease or other use or Commercialization of any Licensed Product, and any product or service based on or related to any IP Rights or technology created hereunder. The amount of such coverage shall be a minimum of $1,000,000, or such greater amount as may be commercially reasonable under the circumstances, with no deductible amount, for each single occurrence for bodily injury or property damage. The policies shall provide for notice to DEI from the insurer by registered or certified mail in the event of any modification or termination of insurance and SSMP may only tem1inate or modify such policies if it replaces such policies with policies equally protective of DEI and the indemnities in subsection (a) above without interruption of time.         SSMP shall furnish DEI certificates from its product liability and other insurance carriers evidencing insurance coverage in favor of DEI and the indemnities in subsection (a) above, and in no event shall SSMP distribute, perform or otherwise Commercialize any Licensed Product, or any product or service based on or related to any IP Rights or technology developed hereunder before receipt by DEI of current evidence of insurance. The provisions of this Section shall survive expiration or termination of this Agreement as long as there is any manufacture, sale, export, use, or other Commercialization of any Licensed Product, or any product or service based on or relating to any IP Rights or technology created hereunder.

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19.       WARRANTY DISCLAIMER.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE ARISING OUT OF OR RELATED TO THIS AGREEMENT, AS WELL AS ANY EQUITABLE INDEMNITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DEI SPECIFICALLY DISCLAIMS ANY WARRANTIES RELATING TO THE DEI IP, THE JOINT IP, OR ANY WORK PERFORMED HEREUNDER.

20.          LIMITATION OF LIABILITY.

EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 18 ABOVE OR IN THE CASE OF ANY WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 18 ABOVE OR IN THE CASE OF ANY WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY ARISING HEREUNDER, WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL MONIES PAID OR PAYABLE BY SSMP TO DEI UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH LIABILITY ARISES.

21.       TERM AND TERMINATION.

a.           Term. Each SOW shall commence on the effective date stated therein and expire upon the termination of the Period of Performance set forth therein, unless earlier terminated in accordance herewith. This Agreement shall commence on the Effective Date and shall expire upon the expiration or termination of all SOWs hereunder (the "Termination Date"), provided however that the parties may extend this Agreement by mutual written agreement to facilitate the formation of additional then-contemplated SOWs should they desire to do so.

b.           Convenience. Either party may terminate any SOW (and the Research Project described therein) upon thirty (30) days prior written notice to the other party for any reason or no reason.

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c.           Breach. Either party may terminate any affected SOW (and the Research Project described therein) or this Agreement upon written notice to the other party if the latter party breaches any material term, obligation, representation, or warranty in tills Agreement or the applicable SOW and fails to cure such breach within thirty (30) days after receiving notice thereof, provided that if DEI fails to cure such breach, such failure is not the direct or indirect result of any failure by SSMP to provide DEI with any information, materials, or assistance contemplated by tills Agreement or the applicable SOW or to reimburse DEI in accordance with tills Agreement and the applicable SOW.

d.           PI. Either party may immediately terminate any SOW (and the Research Project described therein) upon written notice if no specified person is able to continue to serve as PI for the affected Research Project(s) specified in the applicable SOW(s) and the parties are unable to agree upon an available successor PI within ten (10) days, as referenced in Section 2 above.

e.           Costs. DEI may immediately terminate any SOW (and the Research Project described therein) upon written notice if SSMP does not authorize additional reimbursement of DEI's costs for the affected Research Project(s) specified in the applicable SOW(s) within ten

(10) days of DEI's request, as referenced in Section 5 above.

f.            Assignment; Insolvency. Either party may immediately terminate any SOW or this Agreement upon written notice if the other party has: (i) attempted to assign this Agreement in violation of Section 23 below; or (ii) availed itself of, or been subjected by a third party to, a proceeding in bankruptcy, an assignment for the benefit of creditors, the appointment of a receiver or other proceeding involving insolvency or protection from creditors or similar proceedings under applicable law.

g.           Effects of Termination on Services. Upon expiration or termination of any SOW or the Agreement for any reason, SSMP will pay for costs incurred through the date of expiration or termination, and DEI will furnish all necessary reports of services performed for each affected Research Project, whether such services are completed or in progress, through the date of expiration or termination, provided that DEI has received full reimbursement from SSMP of the costs associated with such services. Said costs may include, without limitation, all non- cancelable obligations, as well as all other costs to the extent qualifying as allowable termination costs pursuant to OMB Circulars A-110 or A-122, to the extent such OMB Circulars are applicable hereto. All previously invoiced amounts shall immediately become due and payable.

h.           Effects of Termination on Licensed Rights. In the event of termination of this Agreement by DEI pursuant to Sections 2l.c. or 2l.f. (but not an expiration or termination of tills Agreement pursuant to Section 2l.a., 2l.b, 2l.d., or 2l.e. above), all rights licensed to SSMP pursuant to Section 15.g. above shall immediately terminate. Within twenty (20) days after such termination, SSMP shall provide DEI with a written inventory of all Licensed Products that are either completed or works in process in its possession as of the date of termination (the "Inventory"). SSMP shall have the right to complete and sell all Licensed Products specified in the Inventory subject to all of SSMP's royalty payment and other obligations set forth herein, provided that the amounts set forth in the Inventory are reasonable and consistent with prevailing industry standards for products of the same type as the Licensed Products. DEI shall have the right to take a physical inventory of the Licensed Products that are either completed or works in process in SSMP's possession and to access SSMP's databases sufficient to confirm the Inventory. Refusal by SSMP to permit a physical inventory or access to the databases by DEI shall forfeit SSMP's right to sell or otherwise dispose of any Licensed Products after termination.

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i.            Return of Materials. Upon expiration or termination of this Agreement for any reason, or upon request by either party, each party (or the non-requesting party, as applicable) shall deliver to the other party or destroy, at the option of the delivering or destroying party all tangible copies of, or tangible materials containing or embodying any, Confidential Information of the other party then subject to the obligations in Section 12 above and in possession or control of such party and shall erase all electronic files in its possession or under its control containing any such Confidential Information; provided, however, that the delivering or destroying party may retain a copy of such Confidential Information in its legal files to maintain a legal record of the Confidential Information provided under this Agreement and to ensure compliance with the obligations of this Agreement, and provided further that copies of files containing any such Confidential Information may remain on such party's standard computer back-up devices (which copies such party agrees not to access thereafter except as permitted herein).

j.            Survival. All definitions, and the parties' rights and obligations set forth in Sections 7, 8, 9 through 15 (except as set forth in Section 21.h.), and 18 through 28, shall survive the expiration or earlier termination of this Agreement for any reason, in each case to the extent consistent with the terms thereof.

k.          Remedies. Expiration or termination of an SOW or this Agreement shall not terminate either party's rights or obligations with respect to matters arising out of events occurring prior to the effective date of such expiration or termination. Each party's rights of termination under this Section 21 are in addition to, rather than in lieu of, any other rights of, or remedies available to, such party.

22.       NOTICES.

Any notices required or permitted to be given under this Agreement shall be in writing, delivered by hand, prepaid certified or registered mail (rettm1 receipt requested), nationally recognized overnight courier that provides confirmation of delivery (such as Federal Express), or facsimile, directed to the parties as follows:

For DEI:

Marissa Goldberg, V.P., Administration

Doheny Eye Institute

1450 San Pablo Street #3025

Los Angeles, CA 90033

Telephone: (323) 442-7123

Facsimile: (323) 442-7127

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For SECOND SIGHT:

Robert J. Greenberg, M.D., Ph.D. President

Second Sight Medical Products, Inc.

12744 San Fernando Road, Bldg 3

Sylmar, California 91342

Telephone: (818) 833-5050

Facsimile: (818) 833-5067

All notices, statements, and payments required or permitted under this Agreement shall be deemed to be given when delivered in person, five (5) business days after being sent by prepaid are sent by certified or registered mail, on the first business day on or after the date on which delivery is confirmed by courier, or on the first business day on or after the date on which facsimile delivery is confirmed by the sending machine. Either party may change its contact information for notices by giving notice to the other party as provided herein.

23.       ASSIGNMENT.

Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; any such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement to the successor to all or substantially all of the business or assets to which this Agreement relates without the consent of the other party, provided that prompt notice of such assignment is given to the other party. Any assignment in violation of this provision shall be null and void. This Agreement shall be binding on and inure to the benefit of all permitted successors and assigns.

24.       DISPUTE RESOLUTION.

a.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflicts of laws principles.

b.           Arbitration. Except as set forth in Section 24.c. below, all disputes arising under or relating to this Agreement shall be submitted by either party to private m1d confidential arbitration by a single neutral arbitrator. Subject to the terms of this Section 24, the comprehensive Commercial Arbitration Rules of the American Arbitration Association (AAA) shall govern the arbitration proceedings m1d the provisions of California Code of Civil Procedure Section 1283.05 will apply. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its applicable rules from a list of three arbitrators submitted by each party. The arbitration shall take place in Los Angeles, California. The arbitrator shall have no authority to vary from or ignore the terms of this Agreement and shall be bound by the controlling law as provided above. The decision of the arbitrator shall be final and binding on both parties and may be entered as final judgment in any court having competent jurisdiction. The costs of the arbitrator and of the fees of the AAA shall be divided equally among the parties; otherwise, the prevailing party shall be entitled to an award of its fees and costs, including without limitation its attorneys' and experts' fees and costs. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim arising out of or relating to this Agreement, except as noted above.

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c.           Courts. Either party may seek provisional relief, including without limitation restraining orders, injunctions, and attachments, and may enter judgment on any arbitration award, in any court of competent jurisdiction. For such purposes, the parties hereby submit themselves to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles, California and waive any objection thereto on the basis of personal jurisdiction, venue, and convenience of the forum, or on any other basis.

25.       ENTIRE AGREEMENT.

Unless otherwise specified, this Agreement, including all of the SOWs attached hereto, embodies the entire understanding between DEI and SSMP with respect to the Research Projects, the DEI IP, and the Joint IP, and any prior or contemporaneous representations or agreements, whether in oral, written, electronic, or other form (including without limitation the Prior Agreement), are hereby superseded. This Agreement shall not be deemed or construed to be modified, amended, or otherwise varied, in whole or in party, including without limitation through changes in any SOW, except by written amendment signed by authorized representatives of both parties or as otherwise expressly set forth herein. The body of this Agreement and any SOW attached hereto shall be construed to the extent possible so as to be consistent with one another; in the event of any conflict between any provision in the body of this Agreement and any provision in any SOW, the provision in the SOW shall control.

26.         RELATIONSHIP.

The parties to this Agreement are independent contractors and nothing herein shall be construed as creating an employment, agency, franchise, joint venture, or partnership relationship between the parties. Except as set forth herein, neither party shall have any right, power, or authority to enter into any agreement for or on behalf of, or incur any obligation or liability, or to otherwise bind, the other party.

27.         WAIVER; SEVERABILITY.

In the event that any provision of this Agreement is in conflict with any statute, regulation, order, rule, or other law or is otherwise unenforceable under applicable law, such provision shall be deemed stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect, but only if consistent with the economic intent of the parties as evidenced by this Agreement as a whole. No failure by either party to take action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right or a waiver of any other right.

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28.       COUNTERPARTS.

This Agreement and each SOW may be executed in original or facsimile counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized persons as of the Effective Date.

DOHENY EYE INSTITUTE		SECOND SIGHT MEDICAL PRODUCTS, INC.

By:		By:
Name:	Marisa Goldberg	Name:	Robert J. Greenberg, M.D., Ph.D
Title:	V.P., Administration	Title:	President

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